UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 9, 2020
PARSLEY ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36463	46-4314192
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303 Colorado Street
Suite 3000
Austin, Texas 78701
(Address of principal executive offices)
(Zip Code)
(737) 704-2300

(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, par value $0.01 per share	PE	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02	Termination of a Material Definitive Agreement.
On March 7, 2020, Parsley Energy, LLC (“Parsley LLC”) and Parsley Finance Corp. (together with Parsley LLC, the “Issuers”), each a subsidiary of Parsley Energy, Inc. (the “Company”), redeemed in full the $400 million aggregate principal amount of outstanding 6.250% senior unsecured notes due 2024 (the “2024 Notes”). In connection therewith, on March 9, 2020, the indenture, as supplemented, dated as of May 27, 2016, among the Issuers, certain subsidiaries of Parsley LLC, as guarantors, and U.S. Bank National Association, as trustee, governing the 2024 Notes was satisfied and discharged.
U.S. Bank National Association and its affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking, investment banking and other services for the Company and its affiliates in the ordinary course of business for which they have received and would receive customary compensation. In addition, in the ordinary course of their various business activities, U.S. Bank National Association and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investments and securities activities may involve the Company’s and its affiliates’ securities and/or instruments.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARSLEY ENERGY, INC.

	By:	/s/ Colin W. Roberts
Colin W. Roberts
Executive Vice President—General Counsel
Dated: March 9, 2020